Exhibit 99.1

JCPENNEY REPORTS THIRD QUARTER RESULTS

Management Raises Sales and Earnings Guidance for Fiscal 2009

Third Quarter Highlights

•	Earnings per share of $0.11, significantly better than initial expectations
•	Gross margin rate improved 210 basis points
•	Bridge Plan execution led to $630 million improvement in year-to-date free cash flow
•	Strong financial condition, cash and equivalents of $2.1 billion
•	Signed licensing agreement for Liz Claiborne brand
•	Sephora inside JCPenney opened in 12 locations bringing total to 155

PLANO, Texas, Nov. 13, 2009 -- J. C. Penney Company, Inc. (NYSE: JCP) today reported fiscal third quarter results that were significantly better than initial expectations and showed further improvement in cash flow performance, reflecting the continued successful execution of its Bridge Plan strategy.  The Company continues to be in a strong financial position, ending the quarter with a cash and cash equivalents balance of $2.1 billion.  Based on the Company’s better than expected year to date operating performance, as well as current expectations for the fourth quarter, management is raising its full year guidance for both comparable store sales and earnings per share.

Earnings per share for the third quarter ended Oct. 31, 2009, were $0.11, well above management’s initial guidance for earnings per share to be in the range of a loss of $0.05 to earnings of $0.05.  Income from continuing operations for this year’s third quarter was $27 million.  This year’s third quarter includes a non-cash qualified pension plan expense of $73 million, or $0.19 per share after-tax.  Excluding the impact of qualified pension plan expense, adjusted income from continuing operations was $72 million, or $0.30 per share.  A reconciliation to the comparable GAAP measurement is included in this release.  Third quarter earnings per share also reflect a $0.03 charge related primarily to non-recurring real estate impairments included in real estate and other expenses.

In last year’s third quarter, earnings per share were $0.55, and income from continuing operations was $123 million.  Last year’s third quarter earnings included a qualified pension plan credit of $33 million, or $0.09 per share after-tax.  Excluding the impact of the qualified pension plan credit from last year’s third quarter results, adjusted income from continuing operations was $103 million, or $0.46 per share.

“JCPenney’s third quarter results reflect the success of our strategy to balance top line performance with bottom line profitability,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney.  “Our ability to deliver earnings above original expectations resulted from better than expected improvement in gross margin as we have maintained appropriate inventory levels and reduced both clearance selling and unprofitable discounting.  With continued investment in our Associates and our customer relationships, we are executing the right short-term and long-term strategies to maintain our financial strength and place us in a strong position for the future.

“We expect these strategies to be particularly effective in the fourth quarter.  Our objective for this holiday season is to bring the ‘Joy of Giving’ to our customers. We will be stocking our stores with a merchandise assortment that includes great gifts offered at highly competitive prices.  Combined with industry-leading customer service and a compelling promotional strategy, our customers will find the style, fashion, and quality that will once again make JCPenney the preferred destination during the holiday shopping season.”

Operating Performance

Total sales in the third quarter decreased 3.2 percent compared to last year, while comparable store sales decreased 4.6 percent.  The strongest merchandise results were in shoes and women’s apparel, and geographically, the best performance was in the southwest region of the country.  The weakest results were in fine jewelry and in the northwest region.

Adjusted operating income, which excludes the impact of the non-cash qualified pension plan expense from both the current and last year’s third quarter, decreased 18.9 percent.  As a percent of sales, third quarter adjusted operating income was 4.3 percent compared to 5.1 percent last year.  A reconciliation of non-GAAP adjusted operating income is included in this release.

For the quarter, gross margin increased 210 basis points over last year to 40.6 percent of sales.  SG&A expenses increased $56 million, in line with management’s guidance for SG&A to increase 4 percent compared to last year’s third quarter.  As a percent of sales, SG&A increased 230 basis points to 32.9 percent of sales with the rate impacted by lower sales volume.  Qualified pension plan expense was $73 million compared to a credit of $33 million in last year’s third quarter.  As a percent of sales, total operating expenses were 38.0 percent in the third quarter.

Interest expense for the quarter was $64 million, and the effective tax rate was 37.2 percent.

During the third quarter, the Company opened three new stores, all in the off-mall format.  These openings completed the 2009 new store program and brought the total of new and relocated stores for the year to 17.  The Company also added 12 Sephora inside JCPenney locations, bringing the total to 155 locations.

Financial Condition

The cash and cash equivalents balance as of the end of the third quarter of 2009 was $2.1 billion, an increase of $505 million versus last year’s third quarter.  For the first nine months of 2009, free cash flow improved $630 million compared with the same period last year.  Free cash flow, a non-GAAP measure, is defined as net cash provided by operating activities of continuing operations less capital expenditures and dividends paid, plus proceeds from sales of assets.  A reconciliation of free cash flow to the comparable GAAP measure is included in this release.

2009 Fourth Quarter and Full Year Guidance

Based on better than expected year to date results and the fourth quarter guidance provided below, management has raised its full year expectations for comparable store sales and earnings.  For fiscal 2009, comparable store sales are now expected to decrease 6.5 to 7 percent, and earnings are expected to be in the range of $0.93 to $1.08.  The Company had previously provided, in its second quarter earnings release, expectations that full year comparable store sales would decrease approximately 7 to 7.5 percent and earnings would be in the range of $0.75 to $0.90.

Management’s 2009 fourth quarter guidance is as follows:

•	Total sales: expected to decrease 3 to 5 percent.
•	Comparable store sales: expected to decrease 4 to 6 percent.
•	Gross margin rate: expected to increase in the range of 380 to 390 basis points.
•	SG&A expenses: expected dollar increase of approximately 4.5 percent.
•	Depreciation and amortization: approximately $132 million.
•	Pre-opening expenses: approximately $2 million.
•	Interest expense: approximately $66 million.
•	Income tax rate: approximately 38 percent.

•	Average shares for EPS calculation: approximately 238 million common shares.
•	Earnings per share: expected to be in the range of $0.70 to $0.85 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, Nov. 13, 2009, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen only mode.  To access the conference call, please dial (877) 407-0778 and reference the JCPenney Quarterly Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing (877) 660-6853, account code 286, and conference ID number 328509.  The live webcast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.InvestorCalendar.com and www.streetevents.com (for members).  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,109 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC. SUMMARY OF OPERATING RESULTS (Unaudited) (Amounts in millions except per share data)
	Three Months Ended			Nine Months Ended
	Oct. 31,	Nov. 1,	% Inc.	Oct. 31,	Nov. 1,	% Inc.
	2009	2008	(Dec.)	2009	2008	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 4,179	$ 4,318	(3.2)%	$ 12,006	$ 12,727	(5.7)%
Gross margin	1,696	1,664	1.9%	4,790	4,920	(2.6)%
Operating expenses:
Selling, general and administrative (SG&A)	1,376	1,320	4.2%	3,873	3,907	(0.9)%
Qualified pension plan expense/(income)	73	(33)	100+%	227	(99)	100+%
Supplemental pension plans expense	10	11	(9.1)%	29	33	(12.1)%
Total pension expense/(income)	83	(22)	100+%	256	(66)	100+%
Depreciation and amortization	123	118	4.2%	364	343	6.1%
Pre-opening	4	11	(63.6)%	27	26	3.8%
Real estate and other expense/(income)	3	(18)	100+%	(10)	(36)	(72.2)%
Total operating expenses	1,589	1,409	12.8%	4,510	4,174	8.0%
Operating income	107	255	(58.0)%	280	746	(62.5)%
Net interest expense	64	56	14.3%	195	164	18.9%
Income from continuing operations
before income taxes	43	199	(78.4)%	85	582	(85.4)%
Income tax expense	16	76	(78.9)%	34	223	(84.8)%
Income from continuing operations	$ 27	$ 123	(78.0)%	$ 51	$ 359	(85.8)%
Discontinued operations, net of income tax
expense of $-, $1, $-, and $-	-	1	-	-	2	-
Net income	$ 27	$ 124	(78.2)%	$ 51	$ 361	(85.9)%

Earnings per share from continuing
operations - diluted	$ 0.11	$ 0.55	(80.0)%	$ 0.22	$ 1.61	(86.3)%

Earnings per share - diluted	$ 0.11	$ 0.56	(80.4)%	$ 0.22	$ 1.62	(86.4)%

FINANCIAL DATA:
Comparable store sales (decrease)	(4.6)%	(10.1)%		(7.2)%	(7.3)%

Ratios as a percentage of sales:
Gross margin	40.6%	38.5%		39.9%	38.7%
SG&A expenses	32.9%	30.6%		32.3%	30.7%
Total operating expenses	38.0%	32.6%		37.6%	32.8%
Operating income	2.6%	5.9%		2.3%	5.9%
Effective income tax rate for continuing operations	37.2%	38.2%		40.0%	38.3%

COMMON SHARES DATA:
Outstanding shares at end of period	236.0	222.1		236.0	222.1
Average shares outstanding (basic shares)	235.9	222.0		230.7	221.9
Average shares used for diluted EPS	237.6	222.9		231.7	222.9

J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS (Unaudited) (Amounts in millions)
	Oct. 31,	Nov. 1,
	2009	2008
SUMMARY BALANCE SHEETS:
Cash and cash equivalents	$ 2,129	$ 1,624
Merchandise inventory (net of LIFO reserves of $2 and $1)	4,018	4,471
Income taxes receivable	523	364
Prepaid expenses and other	250	297
Property and equipment, net	5,319	5,254
Prepaid pension	25	1,615
Other assets	534	473
Total assets	$ 12,798	$ 14,098

Merchandise Accounts Payable	$ 1,794	$ 1,915
Accrued expenses and other	1,486	1,500
Current maturities of long-term debt	393	-
Long-term debt	2,999	3,505
Long-term deferred taxes	810	1,263
Other liabilities	728	718
Total liabilities	8,210	8,901
Stockholders' equity	4,588	5,197
Total liabilities and stockholders' equity	$ 12,798	$ 14,098

	Nine Months Ended
	Oct. 31,	Nov. 1,
	2009	2008
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash provided by/(used in):
Total operating activities	$ 473	$ 154
Investing activities:
Capital expenditures	(424)	(738)
Proceeds from sale of assets	12	13
Total investing activities	(412)	(725)
Financing activities:
Change in debt	(113)	(203)
Financing costs	(32)	-
Other changes in stock	1	1
Dividends paid	(136)	(134)
Total financing activities	(280)	(336)
Cash (paid) for discontinued operations	(4)	(1)
Net (decrease) in cash and cash equivalents	(223)	(908)
Cash and cash equivalents at beginning of period	2,352	2,532
Cash and cash equivalents at end of period	$ 2,129	$ 1,624

J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures (Unaudited) (Amounts in millions except per share data)

ADJUSTED OPERATING INCOME EXCLUDING QUALIFIED PENSION
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, which excludes the impact of the qualified pension plan, a non-GAAP financial measure:

	Three Months Ended			Nine Months Ended
	Oct. 31,	Nov. 1,	% Inc.	Oct. 31,	Nov. 1,	% Inc.
	2009	2008	(Dec.)	2009	2008	(Dec.)
Operating income	$ 107	$ 255	(58.0)%	$ 280	$ 746	(62.5)%
As a percent of sales	2.6%	5.9%		2.3%	5.9%
Add/(deduct): Qualified pension plan expense/ (income)	73	(33)		227	(99)
Adjusted operating income (non-GAAP)	$ 180	$ 222	(18.9)%	$ 507	$ 647	(21.6)%
As a percent of sales	4.3%	5.1%		4.2%	5.1%

ADJUSTED INCOME FROM CONTINUING OPERATIONS EXCLUDING QUALIFIED PENSION
The following table reconciles income from continuing operations, the most directly comparable GAAP measure, to adjusted income from continuing operations, which excludes the impact of the qualified pension plan, a non-GAAP financial measure:

	Three Months Ended			Nine Months Ended
	Oct. 31,	Nov. 1,	% Inc.	Oct. 31,	Nov. 1,	% Inc.
	2009	2008	(Dec.)	2009	2008	(Dec.)
Income from continuing operations	$ 27	$ 123	(78.0)%	$ 51	$ 359	(85.8)%
As a percent of sales	0.6%	2.8%		0.4%	2.8%
Earnings per share from continuing
operations - diluted	$ 0.11	$ 0.55	(80.0)%	$ 0.22	$ 1.61	(86.3)%
Add/(deduct): Qualified pension plan expense/ (income) net of tax $28, $(13), $88, and $(39)	45	(20)		139	(60)
Adjusted income from continuing operations (non-GAAP)	$ 72	$ 103	(30.1)%	$ 190	$ 299	(36.5)%
As a percent of sales	1.7%	2.4%		1.6%	2.3%
Adjusted earnings per share from continuing
operations - diluted (non-GAAP)	$ 0.30	$ 0.46	(34.8)%	$ 0.82	$ 1.34	(38.8)%

FREE CASH FLOW
The following table reconciles net cash flow from operating activites, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:
	Nine Months Ended
	Oct. 31,	Nov. 1,	Inc.
	2009	2008	(Dec.)
Net cash provided by operating activities	$ 473	$ 154	$ 319
Less:
Capital expenditures	(424)	(738)	314
Proceeds from sale of assets	12	13	(1)
Dividends paid	(136)	(134)	(2)
Free cash flow (non-GAAP)	$ (75)	$ (705)	$ 630

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